SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

AMERICAN ELECTRIC TECHNOLOGIES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of American Electric Technologies, Inc. which will be held at the principal office of the Company, 1250 Wood Branch Park Drive, Suite 600, Houston, Texas 77079 at 11:00 a.m., central time, on Wednesday, May 14, 2014. During the meeting, we will conduct the business described in the Notice of Annual Meeting of Stockholders and Proxy Statement. I hope you will be able to attend.

We are again following Securities and Exchange Commission rules which enable us to provide proxy materials for the 2014 Annual Meeting on the Internet instead of automatically mailing printed copies. This allows us to provide our stockholders with the information they need, while lowering the cost of the delivery of the materials and reducing the environmental impact from the printing, mailing and disposing of paper copies. Stockholders of record will receive a notice with instructions on how to access those documents over the internet and request a paper copy of our proxy materials, including this proxy statement, our 2013 Annual Report and a form of proxy card for voting. Stockholders whose shares are held in a brokerage account will receive this information and voting instructions from their broker.

Whether or not you plan to attend the Annual Meeting, it is important that you vote by promptly completing, dating, signing and returning your proxy card by mail or following the voting instructions provided by your broker. If you attend the Annual Meeting and decide to vote in person, you may revoke your proxy.

On behalf of the directors, officers and employees of American Electric Technologies, Inc., I thank you for your continued support.

Sincerely,

ARTHUR G. DAUBER
Executive Chairman

March 28, 2014

AMERICAN ELECTRIC TECHNOLOGIES, INC.

1250 Wood Branch Park Drive,

Suite 600

Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2014

The 2014 Annual Meeting of the Stockholders (the “Annual Meeting”) of American Electric Technologies, Inc., a Florida corporation (the “Company”), will be held at the principal office of the Company, 1250 Wood Branch Park Drive, Suite 600, Houston, Texas 77079 on Wednesday, May 14, 2014 at 11:00 a.m., central time, for the following purposes:

1.	To elect five (5) members to the Company’s Board of Directors;

2.	To ratify the selection of the independent registered public accounting firm for 2014;

3.	To approve an increase in the number of shares available for issuance under the 2007 Employee Stock Purchase Plan.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 17, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Your attention is directed to the following pages for information on voting and obtaining a paper copy of the proxy materials for the Annual Meeting.

You are cordially invited to attend the Annual Meeting. The Board of Directors encourages you to access the proxy materials and vote in person or by proxy by following the instructions on the following pages.

By Order of the Board of Directors

Andrew L. Puhala
Secretary

Houston, Texas

March 28, 2014

AMERICAN ELECTRIC TECHNOLOGIES, INC.

1250 Wood Branch Park Drive,

Suite 600

Houston, Texas 77079

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2014

About this Proxy Statement

This Proxy Statement is being made available on or about March 28, 2014 to the holders of common stock (the “common stock”) of American Electric Technologies, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2014, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Voting Instructions for Stockholders of Record

If you hold a stock certificate for shares in your name you are considered a stockholder of record (or registered stockholder) of those shares. You may vote by mail or by attending the Annual Meeting.

Voting by Mail

•	Download or Request a paper copy of the proxy card as instructed below.

•	Return your signed and dated proxy card for receipt by May 14, 2014, the date of the Annual Meeting.

Voting in Person

•	You may vote in person at the Annual Meeting, even if you already voted by mail and your vote at the meeting will supersede any prior vote.

Voting Instructions for Beneficial Owners

If your shares are held in a stock brokerage account you are considered the beneficial owner of shares held in street name. You may vote by internet, telephone, mail or in person.

Voting on the Internet

•	Go to: www.proxyvote.com, enter the 12-digit control number from the Notice Card sent to you by your broker or nominee and follow the on-screen instructions.

Voting by Telephone

•	Call the toll-free number on the Notice Card sent to you by your broker or nominee.

Voting by Mail

•	Follow the instructions included on the Notice Card sent to you by your broker or nominee.

Voting in Person

•

Since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you have a proxy from the bank, broker, trustee or nominee that holds your shares giving you the right as beneficial owner to vote your shares at the meeting. To request a proxy, follow the instructions at www.proxyvote.com. You must also bring to the annual meeting a letter from the nominee confirming your beneficial ownership of the shares.

To Request a Paper Copy of Proxy Materials or Proxy Card for 2014 Annual Meeting of Stockholders:

Stockholders of Record

If you are a stockholder of record and you prefer to receive a paper copy of our proxy materials and/or proxy card, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy in one of the following ways on or prior to May 1, 2014 to facilitate timely delivery:

•	Internet: www.aeti.com/proxy.

•	Telephone: Call toll-free at 1-800-240-4669.

•

E-mail: Send an e-mail to investorrelations@aeti.com with “proxy materials order” in the subject field and include your name, address and account number from the label on the Notice of Internet Availability you received from the Company.

Beneficial Owners

If you are a stockholder who holds your stock in street name through your broker or other nominee and you prefer to receive a paper copy of our proxy materials and/or proxy card, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy in one of the following ways on or prior to May 1, 2014 to facilitate timely delivery:

•	Internet: www.proxyvote.com.

•	Telephone: Call toll-free at 1-800-579-1639.

•	E-mail: Send a blank e-mail to sendmaterial@proxyvote.com with the 12-digit control number that appears on the Notice sent to you from your broker or nominee in the subject line.

Revocability and Voting of Proxy

Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR the election of the nominees of the Board of Directors, FOR Proposal No. 2 and FOR Proposal No. 3.

Record Date, Voting Rights and Quorum

Only stockholders of record at the close of business on March 17, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. At that date there were 8,271,714 shares of Common Stock and 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding. At the Annual Meeting, each share of Common Stock will be entitled to one vote and each share of Series A Preferred Stock will be entitled to one vote (which represents the number of shares of Common

Stock into which each share of Series A Preferred Stock is currently convertible) and the holders of Common Stock and the Series A Preferred Stock vote together as a single class on all matters to be presented at the Annual Meeting, other than the Election of Preferred Director, as described below. Accordingly, holders of Common Stock and Series A Preferred Stock may cast an aggregate of 9,271,714 votes at the Annual Meeting. The holders of a majority of these 9,271,714 voting rights represented by shares of Common Stock and Series A Preferred Stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

Proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes on each Proposal is discussed under each respective Proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has seven directors, one of whom is elected solely by the holder of our Series A Preferred Stock. Director Arthur G. Dauber will retire at the conclusion of the Annual Meeting and will not be replaced at the Annual Meeting. Accordingly, five directors will be elected by the stockholders as of the Record Date at the Annual Meeting to hold office until the 2015 annual meeting and until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the five nominees of the Board of Directors named below.

Each nominee of the Board of Directors has indicated that he is willing and able to serve as director if elected. If any nominee of the Board of Directors becomes unavailable for any reason before the election, proxies will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Corporate Governance and Nominating Committee of the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any of the nominees will be unavailable to serve.

Vote Required

The five nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted “FOR” all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will have no effect on the election since only votes “FOR” a nominee are counted in order to determine the five nominees with the highest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees of the Board of Directors

The following five nominees have been recommended for election by the Corporate Governance and Nominating Committee and are the nominees of the Board of Directors. Certain information about the nominees, including their experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominees should continue to serve as directors of the Company is set forth below. All of the nominees are currently members of the Board of Directors and were elected by the stockholders at the 2013 Annual Meeting other than Edward L. Kuntz who was appointed by the Board of Directors in September 2013.

Charles M. Dauber, age 45, became President and CEO of the Company in September 2009 and a director in November 2009. He served as Senior Vice President of Marketing of the Company from May 2007 to September 2009. Mr. Dauber was hired by M&I on February 1, 2007 and was President of M&I from January 2008 to September 2009. From September 2006 until January, 2007 he was a self-employed consultant providing start-up strategy and marketing advisory services. From March, 2005 until September, 2006, Mr. Dauber was President and CEO of Nevis Networks, a venture-backed network security start-up company in Silicon Valley. From February, 2001 until March, 2005 he held various positions including Vice President of Marketing and Business Development for Blue Coat Systems (NASDAQ: BCSI), a leading network security equipment provider. Mr. Dauber was founder and CEO of a broadband service provider and has held management positions at Copper Mountain Networks and Teradyne, Inc. He holds a BBA degree from the University of Texas with emphasis in Electrical Engineering and Marketing. Mr. Dauber is the son of Arthur G. Dauber, Executive Chairman of the Company. The Board believes that Mr. Dauber provides essential insight and expertise concerning the business, operations and strategies of the Company that is needed for the Board’s oversight and decision-making responsibilities.

Peter Menikoff, age 73, is currently a private investor and most recently he was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. He has been a director of the Company since May 2007 and Vice Chairman of the Board since November 2009. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc., an oil and gas drilling/production supplies, services and equipment company, from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from April 1997 until June 1998. Prior to that, Mr. Menikoff served as a Senior Vice President of Tenneco, Inc., from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, an agricultural and construction equipment company and a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff serves as a director for ACE Limited, a position he has held since 1986. ACE Limited is the holding company of the ACE Group of Companies, a global insurer and reinsurer, and is listed on the New York Stock Exchange and is subject to the reporting requirements of the Securities Exchange Act of 1934. Mr. Menikoff holds a Bachelor of Science in Engineering from Rensselaer Polytechnic Institute, a Master of Business Administration from Columbia University and a Doctor of Jurisprudence from the Bates College of Law of the University of Houston. Mr. Menikoff is a member of the State Bar of Texas. The Board believes that Mr. Menikoff’s extensive experience as a senior executive and director of major public companies assists the Board and management in strategic planning, managing for growth and the Board’s governance process.

Neal M. Dikeman, age 38, is Senior Venture Principal at Shell Technology Ventures, the corporate venture capital arm of Royal Dutch Shell, which he joined in 2013. He has been a director of the Company since August 2011. Prior to joining Shell, he was a founding partner of Jane Capital Partners, a clean tech merchant banking firm, since 2001. At Jane Capital he served as alternative energy advisor to a number of multinational energy companies, and cofounded or was instrumental in launching multiple venture-backed alternative energy and technology startups; serving in various capacities both as director and full time or acting executive. From 2000 to 2001 Mr. Dikeman oversaw mergers and acquisitions at Globalgate, Inc., an ecommerce investment firm, and the parent company of Yellowpages.com. From 1999 to 2000 he was an Associate at private equity fund manager Doyle & Boissiere LLC, which invested in mid-market manufacturing companies. Mr. Dikeman began his career in energy investment banking with Bankers Trust in the oil & gas and energy service sectors. He holds a B.A. from Texas A&M University, and has served on the board of a number of technology startups. The Board believes that Mr. Dikeman’s combined experience in oil & gas, alternative energy and corporate finance will assist the Board and management in formulating strategy for the Company’s renewable energy products and services and for corporate finance matters.

Edward L. Kuntz, 69 joined the Board of Directors in September 2013. Mr. Kuntz has served as Chairman of Kindred Healthcare, Inc. (NYSE: KND), one of the largest providers of long-term health care services in the United States, since May 2009. He served as the Executive Chairman of Kindred from January 2004 to May 2009 and as Kindred’s Chairman and Chief Executive Officer from January 1999 to December 31, 2003. Mr. Kuntz is a director of Rotech Healthcare, Inc., one of the largest providers of home medical equipment and related products and services in the United States, where he serves as a member of the audit and operating committees. He is also a senior operating partner with Sentinel Capital Partners, a New York-based private equity firm where he serves on a number of portfolio company boards and an advisory partner of Aperture Venture Partners and Woodway Financial Advisors. Mr. Kuntz previously served as CEO of Kindred from 1999-2003 and as a director of PharMerica. The Board believes that Mr. Kuntz’s experience as an executive and director of a variety of growing public and private equity-backed companies brings valuable experience to the board in matters such as organizational structure, corporate strategy, operational performance measurement and improvement and governance.

J. Hoke Peacock II, age 73, has been a partner with the law firm of Orgain, Bell & Tucker, L.L.P. since 1971. He has been a director of the Company since May 2007 and has been a director of M&I since 1978. Mr. Peacock is board certified in civil trial law by the Texas Board of Legal Specialization. His practice specializes in business litigation, including contract, real estate, intellectual property and oil and gas disputes. Mr. Peacock received his Bachelors degree from the University of Texas at Austin and a Doctor of Jurisprudence with Honors from the University of Texas School of Law. The Board believes that Mr. Peacock’s legal experience aids the Board and management in assessing and managing the legal risks facing the Company’s current operations as well as in considering the legal risks of potential future activities.

Election of Preferred Director

On May 2, 2012 the Company completed a private placement of Series A Preferred Stock and Common Stock Purchase Warrants to JCH Crenshaw Holdings, LLC pursuant to a Securities Purchase Agreement dated April 13, 2012. Pursuant to such agreement, the Company agreed to increase the Board by one director and the holders of the Series A Preferred Stock, voting as a separate class, are entitled to elect one director (the “Preferred Director”). As required by the agreement, the Board appointed Casey Crenshaw as the Preferred Director as of May 2, 2012 and he was elected as the Preferred Director by the holder of the Series A Preferred Stock as of the date of the 2013 Annual Meeting. The holder of the Series A Preferred Stock has advised the Company that Casey Crenshaw will be elected by written consent as the Preferred Director for a term commencing on the date of the 2014 Annual Meeting and continuing until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Proxies for the Preferred Director are not being solicited.

Casey Crenshaw, age 39, is currently serving as President and as a member of the Board of Directors of The Modern Group, Ltd, a privately owned diversified manufacturing, parts and distribution, rental/leasing and finance business. Mr. Crenshaw has held various positions with The Modern Group since 1997, including over 10 years as CFO. Mr. Crenshaw holds a BA in Finance from Texas A&M University. The Board believes that Mr. Crenshaw brings to the Board leadership perspective on the operation, management and financing of a successful diversified manufacturing and service company.

Director Independence

The Board of Directors discussed and reviewed whether each nominee is independent within the Company’s corporate governance guidelines which are consistent with the director independence standards established by the NASDAQ Stock Market. In determining independence, the Board reviews and seeks to determine whether directors have any material relationship with the Company, direct or indirect, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board reviews business, professional, charitable and familial relationships of the independent directors in determining independence. The Board determined that Peter Menikoff, Edward L. Kuntz, J. Hoke Peacock II, Casey Crenshaw and Neal M. Dikeman are independent. In determining the independence of Mr. Peacock, the Board considered that M&I utilized Mr. Peacock’s law firm for matters which generated $89,000 in fees and expenses to such firm in 2013. Such arrangement does not reflect on Mr. Peacock’s independence under NASDAQ Stock Market listing standards.

Information about the Nominating Process

The Company’s Board of Directors has a Corporate Governance and Nominating Committee that undertakes the activities of identifying, evaluating and recommending nominees to serve as directors.

Nomination of Director Candidates by Stockholders

The policy of the Corporate Governance and Nominating Committee is to consider nominations of candidates for membership on the Board of Directors that are submitted by stockholders. Any such recommendations should include the nominee’s name and qualifications for Board membership and a consent signed by such candidate to serve as a director if elected and should be directed to Andrew L. Puhala, Corporate Secretary, American Electric Technologies, Inc., 1250 Wood Branch Park Drive, Suite 600, Houston, TX 77079.

Stockholders who comply with the requirements of our Bylaws with respect to advance written notice of stockholder director nominations at the Annual Meeting, including certain information that must be provided concerning the stockholder and each nominee, may nominate candidates for election as directors at the Annual Meeting by attending the meeting and offering the candidates into nomination at the time of the election of directors. Our Bylaws were filed with the Securities and Exchange Commission on Form 8-K on February 10, 2009, and can be viewed by visiting the SEC website at http://sec.gov. You may also obtain a copy of the Bylaws by writing to Andrew L. Puhala, Corporate Secretary, American Electric Technologies, Inc., 1250 Wood Branch Park Drive, Houston, TX 77079. Such information must be provided within the period set forth below under “Stockholder Proposals For Next Annual Meeting.”

For a stockholder’s nominees to be included in the Company’s Proxy Statement for next year’s annual meeting the stockholder must give timely notice to the Company by the date set forth below under “Stockholder Proposals For Next Annual Meeting.”

Director Qualifications

The Corporate Governance and Nominating Committee has not established any minimum qualifications for nomination as a director of the Company but has identified the following qualities and skills necessary for our directors to possess:

•	Integrity

•	Ability to objectively analyze complex business problems and develop creative solutions

•	Pertinent expertise, experience and achievement in education, career and community

•	Familiarity with issues affecting the Company’s business

•	Availability to fulfill time commitment

•	Ability to work well with other directors

•	Commitment to enhancing stockholder value

Identifying and Evaluating Nominees for Directors

Candidates for director may come from a number of sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders. Director candidates are evaluated to determine whether they have the qualities and skills set forth above. Such evaluation may be by personal interview, background investigation and other appropriate means. The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, in identifying nominees for director, the Committee does seek to have directors with a diversity of business experience and skills which allow for the expression of diverse viewpoints.

Director Attendance at the Annual Meeting

It is the Company’s policy to require all of its Directors to attend the Annual Meeting of Stockholders in person or telephonically. All of the Company’s directors attended the 2013 Annual Meeting.

Stockholder Communications with the Board

Stockholders may communicate with the Board in writing by addressing mail to “Board of Directors” c/o Andrew L. Puhala, Corporate Secretary, American Electric Technologies, Inc., 1250 Wood Branch Park Drive, Suite 600, Houston, TX 77079. Any such communication will be distributed to each of the Company’s directors. A communication addressed to any individual director at the same address will be distributed only to that director.

Board Leadership Structure

The objective of the Board’s leadership structure is to provide effective and independent oversight of management on behalf of the stockholders. The Board’s three standing committees, described below, are composed entirely of independent directors. With the retirement of Arthur G. Dauber as Executive Chairman and director, it is anticipated that independent director and Vice Chairman Peter Menikoff will be elected Chairman. The Board believes its leadership structure provides effective and independent Board oversight of management.

Board Committees

The Board of Directors of the Company has a standing Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

Audit Committee

The Board adopted its current Audit Committee Charter on August 9, 2007. The principal functions of the Audit Committee are to review and monitor the Company’s financial reporting and the internal and external audits. The committee’s functions include, among other things: (i) to select and replace the Company’s independent registered public accounting firm; (ii) to review and approve in advance the scope and the fees of our annual audit and the scope and fees of non-audit services of the independent registered public accounting firm; (iii) to receive and consider a report from the independent registered public accounting firm concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection; and (iv) to review compliance with and the adequacy of our major accounting and financial reporting policies and controls. The members of the Audit Committee are currently Peter Menikoff (Chairman), Casey Crenshaw, Neal M. Dikeman and Edward L. Kuntz. The Audit Committee met four times during the fiscal year ended December 31, 2013. The Board has determined that Messrs. Menikoff, Crenshaw, Dikeman and Kuntz are “independent” as defined in the listing standards of the NASDAQ Stock Market and that Mr. Menikoff qualifies as an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission. A copy of the Audit Committee charter is available at http://www.aeti.com.

Corporate Governance and Nominating Committee

The primary functions of the Corporate Governance and Nominating Committee are to identify, evaluate and recommend nominees to serve as directors, review corporate governance principles and practices and respond to regulatory initiatives and requirements. The Corporate Governance and Nominating Committee met four times during the fiscal year ended December 31, 2013. The members of the Corporate Governance and Nominating Committee are currently J. Hoke Peacock, II (Chairman), Peter Menikoff, Neal M. Dikeman,

Casey Crenshaw and Edward L. Kuntz. The Board of Directors determined that Messrs. Peacock, Menikoff, Dikeman, Crenshaw and Kuntz are considered independent as defined in the listing standards of the NASDAQ Stock Market. A copy of the Corporate Governance and Nominating Committee charter is available at http://www.aeti.com.

Compensation Committee

The Board of Directors established the Compensation Committee as a standing committee on May 22, 2007. The primary functions of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company, to recommend the compensation of the directors, to review and approve the terms of any employment agreements with executive officers and to produce an annual report for inclusion in the Company’s proxy statement. The Compensation Committee also administers and interprets the Company’s equity compensation and employee benefit plans and grants all awards under the employees stock incentive plan. The members of the Compensation Committee are currently Casey Crenshaw (Chairman), J. Hoke Peacock, II, Neal M. Dikeman, Peter Menikoff and Edward L. Kuntz. The Board of Directors determined that Messrs. Crenshaw, Peacock, Dikeman, Menikoff and Kuntz are considered independent as defined in the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee charter is available at http://www.aeti.com.

Board’s Role in Risk Management

The Board and management are in the process of establishing a formal risk management policy providing for the assessment and management of risk factors relating to the Company. The Board of Directors, initially through the Audit Committee, provides oversight of the implementation and operation of the Company’s risk management processes.

Code of Ethics

The Company has adopted a code of business conduct and ethics for its directors, officers and employees. A copy of the code of business conduct and ethics is available at http://www.aeti.com.

Attendance at Meetings

During the fiscal year ended December 31, 2013, the Board of Directors held four meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board held in 2013.

Director Compensation

Directors, other than the Preferred Director, who are not employees of the Company or any of its subsidiaries and who do not have a compensatory agreement providing for service as a director of the Company or any of its subsidiaries received the following compensation for 2013:

Annual retainer for each Director, paid quarterly in advance	$23,000
Additional annual retainer for Committee Chairs of the Compensation Committee and Nominating and Governance Committee	$2,500
Additional annual retainer for Chair of the Audit Committee	$3,500

The Company pays each director’s reasonable travel, lodging, meals and other expenses connected with their Board service.

The Non-Employee Directors’ Deferred Compensation Plan provides that eligible directors may elect to defer 50% to 100% of their retainer fees. Each deferral election must be made prior to the year such retainer payment is due and will last for the entire year. Deferral elections may be terminated for the next year. Deferred amounts may be used to acquire our common stock at fair market value on the date each retainer payment would be otherwise paid to an eligible director, to acquire stock units equivalent to the fair market value of our common stock on the date each retainer payment would be otherwise paid or may be paid in cash following termination of service as a director with interest accruing at the prime rate on such deferred fees.

Directors who are employees and non-employee directors who are not eligible for the foregoing non-employee director compensation receive no separate compensation for director service.

2013 Non-Employee Director Compensation

The following table provides information regarding compensation earned by, awarded or paid to non-employee directors who served during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	All other Compensation	Total ($)
Neal M. Dikeman	23,000	—	23,000
Edward L. Kuntz (1)	5,750		5,750
Peter Menikoff (1)	26,500	—	26,500
J. Hoke Peacock II	25,500	—	25,500
Casey Crenshaw	—	—	—

Total	$80,750		$80,750

(1)	Mr. Menikoff elected to defer payment of $26,500 of the fees earned and such deferred amounts were credited towards stock units equivalent in value to Company common stock at market price at the time that director fees are payable. Mr. Menikoff was credited with 4,257 stock units for service in 2013. Mr. Kuntz similarly elected to defer $5,750 of fees earned and was credited with 691 stock units in 2013. Stock units are exchanged for equivalent number of shares of common stock six months after separation from service as a director.

Certain Relationships and Related Transactions

All related party transactions are required to be reviewed and approved by an independent body of the Board of Directors composed solely of independent directors as defined in NASDAQ Rule 4350(d)(2)(A).

Reference is hereby made to Note 12 to the consolidated financial statements included in the Company’s annual report for the year ended December 31, 2013 for further information.

PROPOSAL NO. 2

TO RATIFY THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Board of Directors is asking the stockholders to ratify the Audit Committee’s selection of Ham, Langston & Brezina, LLP as the Company’s independent registered public accounting firm for 2014. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection.

Representatives of Ham, Langston & Brezina, LLP are expected to be present at the Annual Meeting in person or by conference telephone and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. Ham, Langston & Brezina, LLP has been our independent registered public accounting firm since the fiscal year ended December 31, 2007.

Fees billed for services provided by our independent registered public accounting firm for 2013 and 2012 were as follows:

	2013	2012
Audit Fees(1)	$209,500	$203,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	10,000	10,000

Total	$219,500	$213,000

(1)	Audit fees represent fees for professional services provided by the independent registered public accounting firm in connection with the audit of our financial statements and review of our quarterly financial statements for the stated years.
(2)	Audit-related fees
(3)	Tax fees principally included tax advice, tax planning and tax return preparation.
(4)	Other fees represent fees for the audit of the Company’s 401(k) Benefit Plan.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and Ham, Langston & Brezina, LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the Company’s 2013 fiscal year. The Audit Committee has also discussed with Ham, Langston & Brezina, LLP the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Ham, Langston & Brezina, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ham, Langston & Brezina, LLP its independence from the Company.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2013 fiscal year for filing with the SEC.

Respectfully submitted,

Peter Menikoff (Chairman)
Casey Crenshaw
Neal M. Dikeman Edward L. Kuntz

Audit Committee’s Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit services and all permitted non-audit services (including the fees and terms thereof) to be provided by the Company’s independent registered public accounting firm; provided, however, pre-approval requirements for non-audit services are not required if all such services (1) do not aggregate to more than five percent of total revenues paid by the Company to its independent registered public accounting firm in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

The Audit Committee pre-approved all of the fees described above.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining auditor independence.

Vote Required

The affirmative vote of a majority of the shares of voting stock present at the Annual Meeting and voting on the proposal is required to ratify the selection of the Company’s independent registered public accounting firm for 2014. Abstentions and broker non-votes have no effect on the vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2, THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL NO. 3

TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2007 EMPLOYEE STOCK INCENTIVE PLAN

General

The Board of Directors is seeking approval of an amendment to the 2007 Employee Stock Incentive Plan (the “Plan”) to authorize an additional 600,000 shares of common stock for issuance under the Plan.

The Board of Directors believes that the Plan has proven to be an important long-term incentive that is critical to enable the Company to attract and retain qualified personnel and will encourage participants to focus on the long-term growth of stockholder value as well as promoting a closer identity of interest between participants and stockholders of the Company. For further information, see the “Executive Compensation” discussion contained in this Proxy Statement.

As of March 17, 2014 there were outstanding awards issued under the Plan covering 323,138 shares of common stock and 217,628 shares were available for future awards under the Plan, including shares which have become available as a result of termination of prior awards under the Plan. Upon approval of the amendment to the Plan an additional 600,000 shares will be available for awards under the Plan.

If the stockholders do not approve the amendment the Plan will be limited to the current 1,100,000 shares authorized and the Company will not be able to make the additional 600,000 shares available for issuance under the Plan.

The Plan, as originally approved by the stockholders on November 7, 2007, authorized the issuance of up to 300,000 shares. The stockholders approved an additional 500,000 for issuance under the Plan at the 2010 Annual Meeting and an additional 300,000 shares were approved for issuance under the Plan at the 2012 Annual Meeting.

Description of the 2007 Employee Stock Incentive Plan

The following is a description of the material features of the 2007 Employee Stock Incentive Plan, as amended.

Eligibility

Awards under the Plan may be granted to employees (including employees who may be directors and officers), independent contractors and consultants of the Company and its subsidiaries. Approximately 75% of our employees are eligible to participate in the Plan.

Shares Subject to the Plan

The Plan currently authorizes the issuance of up to 1,100,000 shares of the Company’s common stock and will increase to 1,700,000 shares upon approval of the amendment at the Annual Meeting. In the event of certain changes in the Company’s common stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan and the purchase price, if any, per share. The closing price of our common stock on the NASDAQ Stock Market on March 4, 2014 was $7.46 per share.

Administration

The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Plan, including, but not limited to, the authority to designate which eligible participants are to be granted awards and to determine the type of award and the number of shares to be subject thereto and the terms and conditions thereof, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Awards Under the Plan

The Plan provides that the Committee may grant or issue stock options, stock appreciation rights, restricted stock, restricted units, performance shares, performance units and stock-based awards pursuant to a written agreement and may contain such terms as the Committee determines. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine the eligible employees, consultants and advisors for each award. All awards shall be subject to such terms, conditions and restrictions determined by the Compensation Committee and included in the award agreement. Such terms, conditions and restrictions may include provisions related to vesting of awards, and the effect of a participant’s termination of employment and change of control of the Company on outstanding awards under the Plan. No participant may receive a grant covering more than 200,000 shares in any year.

Share Counting Rules

When the Committee grants an award under the Plan, the full number of shares subject to the award is charged against the number of shares that remain available for delivery pursuant to awards. After grant, the number of shares subject to any portion of an award that is canceled or that expires without having been settled in shares, or that is settled through the delivery of consideration other than shares, will be available for new awards. If shares are tendered or withheld to pay the exercise price of an award or to satisfy a tax withholding obligation, those tendered or withheld shares will be available for new awards.

Stock Options

Stock Options provide for the right to purchase shares of Company common stock at a specified price as determined by the Committee, provided that the exercise price per share of common stock option may not be less than 100% of the fair market value of a share as of the date the option is granted. Stock options granted under the Plan may be incentive stock options (“ISOs”) that are designed to comply with the provisions of Section 422 of the Internal Revenue Code (the “Code”) and will be subject to restrictions contained in the Code or nonqualified stock options (“NQSOs”). The maximum number of shares of Company common stock that may be issued upon the exercise of ISOs may not exceed the total number of shares available for grant under the Plan as set forth above under “Shares Subject to the Plan”. Stock options may be granted for a term specified by the Committee, provided that no option may be exercisable after ten years from the date of grant. The Committee may accelerate the exercisability of any option or portion thereof at any time. The Committee may provide in the option agreement that all or a part of the shares received by an optionee upon the exercise of a NQSO shall be restricted shares subject to any or all of the restrictions or conditions described below.

Exercise Price. The exercise price for each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a share of common stock on the date of grant. If an ISO is granted to a ten percent stockholder of the Company (as defined in the Plan), the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Exercise of Options. The Committee determines when Options become exercisable and in its discretion may accelerate the vesting of any outstanding Option or extend the term of a NQSO option set to expire prior to ten years from the date of issuance. The means of payment for shares issued upon exercise of an Option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of Company common stock and Options issued under the Plan. All payment methods other than payment of cash, check and wire transfer will be subject to such restrictions as may be established by the Committee or applicable law or the rules of any applicable stock exchange. The participant must pay any required tax withholding in cash at the time of exercise or the Company may make other arrangements for the payment of such withholding tax obligations, including withholding compensation otherwise due the participant or utilizing Company Stock due under the award.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a ten percent stockholder of the Company). Options will be exercisable at such times as determined by the Committee. Unless otherwise specified at the time of grant of the Option, an Option will become exercisable as to one-third of the shares in the first year after grant, an additional one-third on the first anniversary of the date of grant and fully exercisable on the second anniversary of the date of grant. An option granted under the Plan will generally expire on the first to occur of: (i) conviction of a felony against the Company (ii) three (3) months after the date of a termination of employment or retention for any reason other than death or (ii) six (6) months after death of the optionee; provided that the Committee may specify in the document governing the option that an Option may be exercisable during a longer period. ISOs held by a participant under the Plan and any other plans of the Company may not become exercisable for the first time during any calendar year in excess of $100,000.

Stock Appreciation Rights

A stock appreciation right may be granted by the Compensation Committee in its discretion. The grant price for each stock appreciation right shall be determined by the Compensation Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of the shares of common stock of the company on the date the stock appreciation right is granted. The term of the stock appreciation right shall be determined by the Compensation Committee and specified in the Award agreement, which relates to the stock appreciation right. No stock appreciation right will be exercised after the tenth anniversary from the date of its grant. Stock appreciation rights may be exercised subject to the terms and conditions the Compensation Committee imposes. Upon the exercise of a Stock Appreciation Right the participant is entitled to receive Company common stock valued at the time of exercise in the amount of the difference between the grant price of the exercised stock appreciation right and the fair market value of the shares at the time the stock appreciation right is exercised.

Restricted Stock

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Compensation Committee may provide in an Award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment. Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the Plan.

Restricted Stock Units

A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to forfeiture provisions and such other terms and conditions as the Compensation Committee may determine, subject to the provisions of the Plan.

Performance Shares and Performance Units

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to the achievement of pre-established performance goals for a specified period following the grant which, depending on the extent to which such performance criteria are met in such performance period, will determine, in the manner set forth in the Award Agreement, the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant. The pre-established performance goals will be based on any or a combination of the following business criteria applied to the Company as a whole, a Company division or a subsidiary: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; and (xi) reducing costs of the Company, as evidenced by meeting or reducing budgeted expenses established by the Company. For purposes of item (i) above, extraordinary items shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle.

Stock Awards

Each stock award under the Plan will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. Such awards may be granted or sold in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such participant.

New Plan Benefits

No awards have been granted beyond those that are currently available under the Plan. The Company has agreed to issue future awards under the Plan as follows:

•

Pursuant to the Company’s employment agreement with Charles M. Dauber, the Company has agreed to award him 80,000 Restricted Stock Units in 2015 which shall be subject to vesting based upon achievement of 2015 performance goals. Vested Restricted Stock Units convert to common stock on a one-to-one basis in four equal annual installments from the date of grant, subject to a continued employment obligation.

•

Pursuant to the Company’s employment agreement with Andrew L. Puhala, the Company has agreed to award him 14,000 Restricted Stock Units annually of which 11,200 will have performance-based vesting and 2,800 will have only continued employment vesting requirements. Vested Restricted Stock Units convert to common stock on a one-to-one basis in four equal annual installments from the date of grant, subject to a continued employment obligation.

Based on the closing price of the Company’s common stock on December 31, 2013 of $9.98, the value of the 2015 future grant to Charles M. Dauber will be $798,000 assuming all 80,000 RSU’s will vest and convert to

80,000 shares of common stock. Based on the closing price of the Company’s common stock on December 31, 2013 of $9.98, the value of the annual future grant to Andrew L. Puhala will be $140,000 assuming all 14,000 RSU’s will vest and convert to 14,000 shares of common stock. All other future grants of awards, if any, that will be made to eligible participants are subject to the discretion of the Compensation Committee and, therefore, it is not possible to determine the awards under the Plan that will be received by our executive officers and other participants if the amendments to the Plan are approved by the stockholders.

Amendment, Suspension and Termination

The Plan may be amended, suspended, or terminated at any time or from time to time by the Compensation Committee, provided that (i) no such amendment or modification may, without written consent of the participant, alter or impair any rights or obligations under any outstanding awards under the Plan; and (ii) no amendment will be effective unless approved by the affirmative vote of the holders of a majority of shares of the Company present, or represented, and entitled to vote at a meeting of stockholders of the Company duly held within twelve months of the date of adoption where such amendment will: (a) increase the total number of shares reserved for the issuance under the Plan; or (b) materially change the standards of eligibility under the Plan; (c) materially increase the benefits which may accrue to participants under the Plan; or (d) result in the adoption of a new plan or require the approval of the stockholders under any applicable tax, regulatory or stock market requirement.

Subject to the foregoing, the Compensation Committee may amend, extend, modify or terminate any outstanding award with the participant’s written consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan.

Transfer Restrictions

Except as otherwise determined by the Compensation Committee, no award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Compensation Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Miscellaneous Provisions

The adoption of the Plan will not affect any other compensation or incentive plans in effect for the Company or any subsidiary. Nothing in the Plan guarantees continued employment for any participating employee. The Company and its subsidiaries reserve the right to remove, terminate or discharge any employee at any time and for any reason.

Federal Income Tax Consequences of Stock Options

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

With respect to a non-qualified stock option (NQSO), in general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

With respect to an incentive stock option (ISO), no income generally will be recognized by an optionee upon the grant or exercise of an ISO. However, any excess of the fair market value of the shares at the time of exercise over the option price will be subject to the alternative minimum tax. If no disposition of shares issued to an optionee is made within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Awards

Stock awards will generally be taxed as ordinary income when the participant receives the unrestricted right to the shares in the award. In the event the shares in the award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the participant will not recognize ordinary income at the time of grant of the award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture or becomes transferable. Upon a disposition of such shares by the participant, any difference between the sale price and the amount recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by the Company.

Payment of Withholding Taxes

We may withhold from any stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. With the Compensation Committee’s approval a participant may be allowed to satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have us withhold, from the shares the participant would otherwise receive, shares of common stock, in each case having a value equal to the minimum amount required to be withheld.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about outstanding equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)(1)	Weighted average exercise price of outstanding options and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	488,574	4.09	349,176
Equity compensation plans not approved by security holders	—	—	—

Total	488,574	4.09	349,176

(1)	Includes shares issuable upon vesting of restricted stock units (RSUs) and exercise of stock options issued under the 2007 Employee Stock Incentive Plan.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(3)	Consists of the shares available for future issuance under the 2007 Employee Stock Incentive Plan for services by eligible employees, independent contractors and consultants.
(4)	As of March 28, 2014, 217,628 shares were available for issuance under the 2007 Employee Stock Incentive Plan due to awards and vesting which occurred subsequent to December 31, 2013.

Reference is hereby made to Note 10 to the consolidated financial statements included in the Company’s annual report for the year ended December 31, 2013 for further information.

Vote Required

The affirmative vote of a majority of the shares of voting stock present at the Annual Meeting and voting on the proposal is required to approve an increase in the number of shares available for issuance under the 2007 Employee Stock Incentive Plan. Abstentions and broker non-votes will have no effect since only shares voting on the proposal will be counted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL NO. 3, AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2007 EMPLOYEE STOCK INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series A Preferred Stock as of March 17, 2014 by (i) each stockholder who is known by the Company to own beneficially more than five percent of any class of the Company’s voting securities, (ii) each current director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table set forth in this proxy statement, and (iv) all executive officers and directors of the Company as a group. The information as to each person or entity is based upon the Company’s records, information filed with the SEC and information provided to the Company.

Name	Common Stock			Series A Preferred Stock
	Number of Shares(1)		Percent of Class (1)	Number of Shares	Percent of Class
Arthur G. Dauber	1,328,385		16.1		—
Casey Crenshaw	1,360,000	(a)	14.2	1,000,000	100
Charles M. Dauber	528,092	(b)	6.4
James J. Steffek	643,024		7.8
J. Hoke Peacock II	442,036	(c)	5.3
Neal T. Hare	261,616		3.2
Peter Menikoff	10,000		*
Edward L. Kuntz
Neal M. Dikeman	—		—
Andrew Puhala	3,498		*
Don Boyd	—
Ariel Investments, LLC (d)	1,024,133		12.4
All directors and officers as a group of (11) persons (2)	4,576,651		47.7	1,000,000	100

*	Indicates less than 1%
(a)	Includes 35,000 shares of common stock currently held, 1,000,000 shares of common stock which may be currently acquired upon conversion of 1,000,000 shares of Series A Preferred Stock and 325,000 shares of common stock which may be currently acquired by exercise of 325,000 common stock purchase warrants. Such common stock, Series A Preferred Stock and common stock purchase warrants are owned of record by JCH Crenshaw Holdings, LLC. Casey Crenshaw is the sole managing member of JCH Crenshaw Holdings, LLC and disclaims any beneficial ownership of the shares owned by JCH Crenshaw Holdings LLC in excess of his pecuniary interest in such shares.
(b)	Includes 39,000 shares held on behalf of a minor.
(c)	Includes 99,211 shares held in a pension plan with a bank trustee. Mr. Peacock has sole voting and investment power over these shares.
(d)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2014 by Ariel Investments, LLC. According to its Schedule 13G, Ariel Investments, LLC reported having sole voting over 648,585 shares and shared dispositive power over 1,024,133 shares beneficially owned. The Schedule 13G contained information as of December 31, 2013 and may not reflect current holdings of our common stock. The address for Ariel Investments, LLC is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 17, 2014, upon the exercise of options, warrants or convertible securities and conversion of restricted stock units. Each beneficial owner’s percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and are exercisable within 60 days from that date have been so exercised. Unless otherwise noted, we believe that all persons named in this table own the shares directly and have sole voting and investment power with respect to shares indicated.

Address of Arthur G. Dauber, Charles M. Dauber and James J. Steffek is 1250 Wood Branch Park Drive, Suite 600, Houston, TX 77079. Address of J. Hoke Peacock II is 470 Orleans Street, Beaumont, TX 77701. Address of Casey Crenshaw is 470 Orleans Street, 7th Floor, Beaumont, TX 77701.

EXECUTIVE OFFICERS

Our executive officers are:

Name	Position
Arthur G. Dauber	Executive Chairman
Charles M. Dauber	President and CEO
Neal T. Hare	Senior Vice President, Chief Technology Officer
James J. Steffek	Senior Vice President
Andrew L. Puhala	Senior Vice President, CFO and Secretary

Information about Charles M. Dauber is contained in “Nominees of the Board of Directors” above.

Arthur G. Dauber, age 70, has been Chairman of the Board and a director of the Company since the Company’s merger with M&I Electric Industries, Inc. (“M&I”) in May 2007. He served as President and CEO of the Company from May 2007 until September 2009 at which time he was appointed as Executive Chairman focusing on international joint ventures, technical developments, manufacturing and transformative business development projects. Mr. Dauber was President and CEO of M&I from October 1984 until January 2008. From 1966 through 1984, Mr. Dauber was employed by the General Electric Company where he held positions in general management, strategic planning and manufacturing. He also completed General Electric’s Manufacturing Management Program. Mr. Dauber holds a Bachelor of Science degree from the University of Michigan and an MBA from the University of Pennsylvania’s Wharton School. Mr. Dauber is the father of Charles M. Dauber, President and CEO of the Company. Mr. Dauber is retiring as Executive Chairman and director at the conclusion of the Annual Meeting. He will continue to provide his services as a part time employee focusing on international joint ventures.

Neal T. Hare, age 68, is the Senior Vice President—Technical Products of M&I and has been with M&I since January 1992. He became Senior Vice President of Operations of the Company in May 2007 and was named Chief Technology Officer in January 2008. Mr. Hare’s service in the energy industry spans 38 years with 10 years as Vice President of Operations—Ross Hill Controls (DC Oilfield Drives) and Vice President of Operations—Powell Electrical Manufacturing (Switchgear and Controls). Mr. Hare has a Bachelor of Science degree in Electrical Engineering from Cal State-Long Beach.

James J. Steffek, age 65, has been employed at M&I since September 1973. He became President of M&I in September 2009. From May 2007 to September 2009 he was Senior Vice President of Sales and Business Development of the Company. From 1980 to September 2009 he was M&I’s Senior Vice President responsible for sales, marketing and operations including remote operations in Singapore and Mississippi. He was also responsible for international business development including Asia, South America and the Middle East. From 1973 through 1979 he worked in project management, engineering and sales positions at M&I. Prior to joining M&I, he worked for Continental Controls Corp. as a project engineer. Mr. Steffek holds a Bachelor of Science degree from the University of Houston.

Andrew L. Puhala, age 44, has been our Senior Vice President and Chief Financial Officer of AETI since January 2013. Mr. Puhala was Vice President and CFO of Artificial Lift Company from October 2011 to September 2012. From 1996 to October 2011 he served in various finance posts with Baker Hughes Incorporated, most recently as Vice President Finance, Corporate Development. Mr. Puhala is a Texas Certified Public Accountant and received a Bachelor’s degree in business administration and a Master’s degree in professional accounting from The University of Texas at Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our executive compensation program are to:

•	enable the Company to recruit, retain and motivate skilled and knowledgeable executives;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking incentive compensation to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, we expect to maintain our executive compensation at levels which are competitive with those of other companies with which we compete for executive talent. In addition, all our named executive officers will have an annual bonus compensation program providing a cash bonus for achieving corporate and individual goals. We provide our senior executive officers with compensation in the form of equity awards that vest over time in amounts related to achieving specific corporate financial goals, which we believe will help to retain our executives and align their interests with those of our stockholders by allowing the executives to participate in the longer term success of our Company as reflected in stock price appreciation.

Elements of Our Executive Compensation Program

The following elements comprise compensation currently paid to our executive officers:

Base salary. We fix the chief executive officer’s base compensation and review his recommendations regarding the base compensation of the executive officers to provide assurance that we are able to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. At least annually, the Compensation Committee evaluates the base salaries for our executives, together with other components of compensation, and considers adjustments based on an assessment of each executive’s performance, competitive compensation trends and their review and consideration of compensation surveys and other information provided by our human resources department or from independent sources. We expect our CEO, as manager of our other senior executives, to keep the Compensation Committee advised as to how our senior executives are performing.

Executive Performance Bonus Program. The performance bonus element of the cash compensation of our executive officers is based upon achievement of Company and individual performance goals recommended by our CEO and approved by our Compensation Committee. The 2013 performance bonus compensation program for our senior executives provides for cash bonus targets ranging from approximately 15% to 50% of base salary. Our CEO is primarily responsible for recommending to the Board of Directors the Company financial objectives and individual performance goals of our senior executives. Targeted Company financial performance must be achieved at the 70% to 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus related to Company financial performance to be earned. Some of each officer’s individual performance goals and objectives may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets make up approximately 75% of total bonus with individual goals encompassing the remainder. The Company financial performance element of each executive’s bonus is designated in a business area where the executive contributes and may include such performance metrics as earnings of the entire Company or one or more business segments. The Compensation Committee will also recognize exceptional performance in excess of targeted goals by granting bonus awards in excess of targeted amounts.

Our CEO reviews each senior executive’s performance against Company and individual performance goals set for that executive during the previous year. Based on this assessment, the CEO will then recommend to the Compensation Committee what percentage of each executive’s target bonus the executive should receive. The Compensation Committee, without the CEO’s participation, evaluates the CEO’s performance to determine the CEO’s bonus by reviewing the CEO’s success in achieving the Company and personal performance goals establish by the committee in the prior year.

Equity Incentives. Our equity incentive program is the primary vehicle for offering long-term incentives to our employees, including our executive officers. Executives are eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the Compensation Committee. Our 2007 Employee Stock Incentive Plan authorizes the issuance of up to 1,100,000 shares of our common stock. In 2012 and 2013 certain executives were awarded performance-based restricted stock units. Some of these awards were subject to achievement of performance targets in the year of grant and continued employment to become fully vested, and some of such awards required only continued employment to become fully vested. The Compensation Committee will also recognize exceptional performance in excess of targeted goals by granting equity awards in excess of targeted amounts.

We believe equity awards provide our executive officers with an incentive to focus on our long-term performance, create an ownership culture among our management team and our employees, and align the interests of our executive officers with those of our stockholders. In addition, the vesting feature of our equity awards is designed to further our objective of executive retention by providing an incentive to our executive officers to remain employed with us during the vesting period. We believe the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executive officers are aligned with the creation of value for our stockholders. In determining the size of equity grants to our executive officers, our compensation committee will consider our overall performance, the applicable executive officer’s performance, the achievement of certain strategic initiatives, the amount of equity previously awarded to the executive officer, and the vesting of such awards, as well as their own business judgment and experiences. The Compensation Committee may also make the receipt of equity incentives subject to the achievement of specific objective Company financial goals and/or continued employment.

Grants of equity awards, including those to our named executive officers, are required to be approved by our Compensation Committee. We may grant equity awards to executive officers upon their initial hire and in connection with a promotion. In addition, grants of equity awards may be made from time to time in the discretion of our Compensation Committee and our Board of Directors consistent with our incentive compensation program objectives.

Other Compensation. Each of our executive officers is eligible to participate in our employee benefits programs on the same terms as non-executive employees, including our 401(k), medical, dental and vision care plans. In addition, employees, including executive officers, participate in our life and accidental death and dismemberment insurance policies, long-term and short-term disability plans, employee assistance program, and standard Company holidays.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our compensation committee and our board of directors may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes such payments are appropriate to attract and retain executive talent. To date we have made no compensation payments which did not comply with exemptions in Section 162(m).

Risk Considerations. The Compensation Committee considers whether the Company’s compensation policies and practices for both executives and other employees encourage unnecessary or excessive risk taking. Base salaries are not believed to encourage excessive risk taking. The Company’s Executive Performance Bonus Programs does focus on achievement of annual Company and/or individual performance goals, but both the Company and individual goals are considered appropriate for achievement without unnecessary and excess risk taking.

CEO Compensation. In connection with the CEO transition plan the Company entered into an employment agreement with Charles M. Dauber for his services as President and CEO of the Company. The Compensation Committee utilized an independent compensation consultant to assist it in setting Mr. Dauber’s salary. Such consultant has provided no other services to the Company or the Compensation Committee. The Compensation Committee believes the compensation package for Mr. Dauber is reasonable based upon Mr. Dauber’s experience, duties and responsibilities and the contributions made and expected to be made by him to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

Respectfully submitted,

Casey Crenshaw (Chairman)
Peter Menikoff Edward L. Kuntz
J. Hoke Peacock II

Summary Compensation Table

The following table presents certain compensation information for our principal executive officer, each person who served as a principal financial officer at any time during 2013, and our three other most highly compensated executive officers for services rendered in 2013 (the “named executive officers.”)

Name and Principal Position	Year	Base Salary ($)	Stock Award(s) ($)(1)	Option Award(s) ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Arthur G. Dauber	2013	130,000	—	—	27,570	16,900	184,470
Executive Chairman	2012	120,000	—	—	30,878	15,800	166,678

Charles M. Dauber	2013	275,000	408,000	—	162,000	21,418	866,418
President and CEO	2012	250,000	215,904	—	98,400	16,221	580,525

Neal T. Hare	2013	199,458	—	—	96,624	18,261	314,343
Senior Vice President, Chief Technology Officer	2012	185,728	—	—	75,920	13,912	275,560

James J. Steffek	2013	199,458	—	—	83,737	17,808	301,003
President of M&I	2012	185,728	—		60,824	13,575	260,127

Andrew L. Puhala	2013	189,436	65,768	—	60,795	2,625	318,624
Senior Vice President and Chief Financial Officer from January 2013

Don Boyd	2013	140,000	—	—	—	9,325	149,325
Principal Financial Officer from November 2012 to January 2013	2012	24,110	—	—	—	1,000	25,110

(1)	Amounts shown in the Stock Awards column reflects the aggregate grant date fair value of these awards for the fiscal year in which the awards are granted computed in accordance with FASB ASC Topic 718. The values are based on the probable outcome of the performance-based conditions of the awards. If the awards were valued on the maximum outcome of performance-based conditions the awards would be valued as follows:

Name	Year	Stock Awards($)
Charles M. Dauber	2013	408,000
	2012	332,160
Andrew L. Puhala	2013	65,768

Actual awards of stock may be reduced for shares withheld to cover withholding taxes.

(2)	Consists of performance-based cash bonus payments earned with respect to the years indicated.
(3)	Other compensation includes Company contribution to 401(k) plan and auto allowance. Also includes tax preparation for Arthur G. Dauber and Charles M. Dauber and health and life insurance benefits for Arthur G. Dauber. Autos are provided to Messrs. Hare and Steffek with a deemed value of $10,000 each.

Employment agreements with executive officers

With the approval of the Compensation Committee, the Company has entered into employment agreements with three of its executive officers. These employment agreements are intended to provide each executive with job security for the term of the agreement by specifying the reasons pursuant to which their employment may be terminated by the Company and provide them with certain compensation and benefits upon termination of employment or a change in control of the Company. These employment agreements also protect the Company’s interests following termination of employment by prohibiting the executives from engaging directly or indirectly in competition with the Company, from soliciting any employees, or from disclosing confidential Company information.

Charles M. Dauber has an employment agreement with the Company which provides for his employment to December 31, 2015 at an annual salary of $325,000 for the year ending December 31, 2014 and $350,000 for the year ending December 31, 2015, a $1,000 per month automobile allowance and participation in the other benefit programs available to the Company’s executives. Mr. Dauber is also entitled to an expected annual performance-based bonus of $150,000 for 2014 and $175,000 for 2015 which is dependent upon the Company meeting its annual budget and operating plan objectives and which may be greater if performance is above operating plan objectives at the discretion of the Board of Directors. The agreement provides for a grant of 80,000 performance-based restricted stock units in 2014 and 2015. All vested restricted stock units for 2014 and 2015 will convert to common stock over a four-year period from grant date in accordance with the Company’s Employee Stock Incentive Plan. The agreement provides for a restricted stock unit grant for 2013 of 80,000 with performance-based vesting. The vested restricted stock grant for 2013 will convert to common stock fully after one year. In the event Mr. Dauber’s employment terminates other than for cause or resignation, his base salary and medical plan participation will continue monthly for up to twelve months or commencement of other employment, whichever occurs earlier. In the event Mr. Dauber’s employment terminates after a change of control of the Company he will be entitled to payment of two year’s salary and expected bonus, vesting of any unvested equity options and payment of COBRA health insurance premiums for eighteen (18) months after his employment ends.

Arthur G. Dauber has an employment agreement with the Company which provides for his employment to December 31, 2015 at an annual salary of $130,000 for 2014 and 2015. Mr. Dauber will be a part time employee, and manage the Company’s international joint ventures. Mr. Dauber will receive a bonus of 1% of the of the amount reported by the Company on its “consolidated statement of operations” on the line styled “Equity In Income of Joint Ventures” with respect to the Company’s joint ventures known as MIEFE, BOMAY and AAG for each year. Mr. Dauber will receive an automobile allowance of $600 per month, health and life insurance benefits not to exceed a cost to the Company of $600 per month plus the cost of his annual physical examinations. Mr. Dauber’s spouse may accompany him, at Company expense, on business trips outside the United States. In the event Mr. Dauber’s employment terminates other than for cause or resignation, his base salary and medical plan participation will continue monthly for up to twelve months or commencement of other employment, whichever occurs earlier. In the event Mr. Dauber’s employment terminates after a change of control of the Company he will be entitled to payment of salary and payment of health insurance premiums for up to twelve months or commencement of other employment, whichever occurs earlier.

Andrew L. Puhala entered into an employment letter agreement upon commencement of his employment in January 2013 which specifies his compensation but does not establish any fixed term of employment. It provides for an annual salary at the rate of $200,000 with a performance based target bonus of $60,000. Mr. Puhala is entitled to receive an annual award of 15,000 restricted stock units of which 12,000 will have performance-based vesting and 3,000 restricted stock units will have only continued employment vesting requirements. The vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the original grant date, subject to a continuing employment requirement. In the event Mr. Puhala’s employment is terminated for other than cause or disability, or in the event there is a change of control/acquisition resulting in his termination, a substantial reduction of his responsibilities, or necessitating commuting outside of the Greater Houston area, i.e., excessive travel distance, he will receive a severance package equal to up to six (6) months of his then current base salary and reimbursement of COBRA medical insurance costs, if elected, for his family for up to six (6) months. The severance will be paid out on a monthly basis and will cease upon commencement of other employment.

Our other named executive officers are “at will” employees and are eligible to receive employee benefits generally available to all employees of the subsidiary by which they are employed and other benefits approved by the Compensation Committee.

In February 2014, the Compensation Committee of the Board of Directors established 2014 salary and target bonus applicable to our executive officers as follows:

Named Executive	2014 Base Salary($)	2014 Target Bonus($)
Arthur G. Dauber	130,000	28,000	(a)
Charles M. Dauber	325,000	150,000
Neal T. Hare	200,000	100,000
James J. Steffek	200,000	100,000
Andrew L. Puhala	200,000	60,000

(a) Estimated based on 2013 performance.

Actual bonus amounts payable to each executive will be based on the achievement of 2014 Company and individual performance goals established for each executive. Targeted performance must be achieved at the 70% to 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets make up approximately 75% of total bonus with individual goals encompassing the remainder.

In connection with the 2014 salary and target bonus established our executive officers, the following were awarded restricted stock units under the 2007 Employee Stock Incentive Plan. Each restricted stock unit is issued one share of common stock upon conversion to common stock:

Named Executive	Restricted Stock Units
Charles M. Dauber	80,000
Andrew L. Puhala	14,000

Vesting of all of Mr. Dauber’s 2014 restricted stock unit award and 12,000 of Mr. Puhala’s restricted stock unit award is subject to vesting based on achievement of the 2014 Company and individual performance goals established for each executive. Vesting of 3,000 of the restricted stock units granted to Mr. Puhala are subject to only continuing employment. The vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the date of grant and are subject to a continuing employment obligation through the date of conversion.

Grants of Plan-Based Awards in 2013

The following table provides information on the stock and cash plan-based awards granted to our named executive officers for 2013.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name		Threshold ($)	Target ($)	Maximum* ($)		Threshold (#)	Target (#)	Maximum (#)
Arthur G. Dauber
EPB(a)	1/1/2013	$—	$31,000	$31,000	*
Charles M. Dauber
EPB(1)	1/1/2013	—	$150,000	$150,000	*
PSU(1)	1/1/2013					—	80,000	80,000		408,000
Neal T. Hare
EPB(1)	2/27/2013	—	$100,000	$100,000	*
James J. Steffek
EPB(1)	2/27/2013	—	$100,000	$100,000	*
Andrew L. Puhala
EPB(1)	2/27/2013	—	$60,000	$60,000	*
PSU(1)	2/27/2013					—	10,586	10,586		52,612
PSU(2)	2/27/2013					—	2,647	2,647		13,156

EPB: Employee Performance Bonus

PSU: Performance Based Stock Unit

EPB(a) Potential cash bonus based on equity income from foreign joint ventures for 2013 estimated based on 2012.

EPB(1) Potential performance based cash bonus payment based on individual and company performance which might have been earned for 2013 performance. The actual amount of performance based cash bonus earned in 2013 is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

PSU(1) Potential performance based restricted stock units which might have been earned based on individual and company 2013 performance. The actual value of performance based restricted stock units which were earned in 2013 is included in the “Summary Compensation Table” under the “Stock Awards” column.

PSU(2) Restricted stock units granted with a continuing service obligation. The actual value of service based restricted stock units which were earned in 2013 is included in the “Summary Compensation Table” under the “Stock Awards” column.

(1)	Calculated in accordance with ASC 718 before any forfeiture adjustments.

*	As provided in the award the Compensation Committee will also recognize exceptional performance in excess of targeted amounts.

Option Exercises and Stock Vested in 2013

The following table provides information regarding the vesting of stock awards of our named executive officers in 2013. No stock options were exercised by our named executive officers in 2013. Represents shares of common stock issued upon conversion of restricted stock units including shares withheld for taxes.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Charles M. Dauber	37,834	187,278

(1)	Based on market value at time of vesting.

Outstanding Equity Awards at December 31, 2013

The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Charles M. Dauber	3,113	3,113	4.09	2/28/14
					10,052	(a)	100,319	(a)
					21,400	(b)	213,572	(b)
					43,488	(c)	434,010	(c)
					80,000	(d)	798,400	(d)
Andrew L. Puhala					13,233	(e)	132,065	(e)

(1)	Represents restricted stock units which require only continued employment to convert to shares of common stock on a one-to-one basis. The scheduled conversion date of these restricted stock units are: (a) all on or about February 25, 2014. (b) one half on or about each of the following dates: February 25, 2014 and 2015. (c) one third on or about each of the following dates: February 25, 2014, 2015 and 2016. (d) all on or about January 1, 2014. (e) one fourth on or about each of the following dates: February 25, 2014, 2015, 2016 and 2017.
(2)	Based on the closing price of our common stock on December 31, 2013.

Potential Payments Upon Termination or Change in Control

The following estimates the payments which would be required to be made to our executive officers with employment agreements which entitle them to receive cash severance or other payments in connection with a termination of their employment and/or a change in control:

		Base	Target Bonus(a)	Total
Arthur G. Dauber:	Discharge other than for cause or resignation	$130,000	$—	$130,000
	Termination after change of control	$130,000	$—	$130,000
Charles M. Dauber:	Discharge other than for cause or resignation	$325,000	$150,000	$475,000
	Termination after change of control	$650,000	$300,000	$950,000
Andrew L. Puhala:	Discharge other than for cause or disability	$106,000	$—	$106,000
	Termination after change of control	$106,000	$—	$106,000

(a)	Target bonus based on company performance targets and individual goals

The award agreements evidencing grants of stock options and restricted stock units issued after December 31, 2008 to certain of our executive officers provide that in the event of a change in control of the Company, the stock options and restricted stock units that are then available for vesting and unvested will vest in full. Based on the closing price of our common stock at December 31, 2013 the value of the restricted stock which would vest to our named executive officers on a change of control is as follows:

Charles M. Dauber	$1,546,301
Andrew L. Puhala	$142,205

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company anticipates that it will hold its 2015 Annual Meeting of Stockholders on or about May 13, 2015. Any stockholder desiring to submit a proposal for action at the 2015 Annual Meeting of Stockholders and who wishes such proposal to appear in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s Corporate Secretary at the address set forth below no later than November 28, 2014 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholders must provide advance written notice of director nominations or other proposals intended to be presented at the Company’s 2015 Annual Meeting. Such notice must be received by the Company not earlier than February 13, 2015, or later than 5:00 p.m., local time, on March 15, 2015.

Notice of director nominations and other proposals for the 2015 Annual Meeting of Stockholders must be delivered to Andrew L. Puhala, Corporate Secretary, American Electric Technologies, Inc. 1250 Wood Branch Park Drive, Suite 600, Houston TX 77079.

FINANCIAL INFORMATION AND ANNUAL REPORT ON FORM 10-K

The Company’s financial statements for the year ended December 31, 2013 are included in the Company’s 2013 Annual Report to Stockholders, which is available to the Company’s stockholders on the Internet at http://www.aeti.com/annualmeeting. Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 without charge by requesting it in writing from Andrew L. Puhala, Corporate Secretary, American Electric Technologies, Inc., at 1250 Wood Branch Park Drive, Suite 600, Houston, TX 77079.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors
March 28, 2014
Andrew L. Puhala
Secretary

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders

To Be Held on May 14, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PLEASE SIGN, DATE AND RETURN PROMPTLY BY MAIL

MAIL - Date, sign and mail to:
Andrew L. Puhala, Secretary American Electric Technologies, Inc. 1250 Wood Branch Park Drive, Suite 600 Houston, TX 77079

The undersigned hereby appoints Charles M. Dauber and Andrew L. Puhala, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of AMERICAN ELECTRIC TECHNOLOGIES, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 14, 2014 at 11:00 a.m., central time, and at any adjournment thereof.

PROPOSAL NO. 1 - Election of Directors.

For all nominees listed below: ❑

Withhold authority to vote all nominees listed below: ❑

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

                Charles M. Dauber

                Neal M. Dikeman

                Peter Menikoff

                J. Hoke Peacock II

                Edward L. Kuntz

PROPOSAL NO. 2 - To ratify the selection of the independent registered public accounting firm for 2014.

    For    ❑         Against    ❑        Abstain    ❑

PROPOSAL NO. 3 - To increase the number of shares available for issuance under the 2007 Employee Stock Incentive Plan.

    For    ❑         Against    ❑        Abstain    ❑

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES and “FOR” PROPOSAL NO. 2. AND PROPOSAL NO. 3

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: , 2014

(signature)
(signature, if held jointly)